Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Kathy Waller
EVP and Chief Financial Officer	AllWays Communicate, LLC
(787) 749-4949	(312) 543-6708

Triple-S Management Corporation Reports Third Quarter 2017 Results

SAN JUAN, Puerto Rico, November 9, 2017 – Triple-S Management Corporation (NYSE:GTS), a leading managed care company in Puerto Rico, today announced its third quarter 2017 results.

Quarterly Consolidated and Other Highlights

●	Net income of $21.9 million, or $0.91 per diluted share, versus net loss of $1.9 million, or $0.08 per diluted share, in the prior-year period;
●	Adjusted net income of $18.7 million, or $0.77 per diluted share, versus adjusted net loss of
$6.3 million, or $0.26 per diluted share, a year ago, reflecting ongoing improvements in our Managed Care operations and the negative impact on the Company’s 2016 third quarter results from unfavorable prior-period reserve developments. The results also reflect, to a lesser extent, the net impact of the recent hurricanes, which represented approximately $0.09 of the improvement in the third quarter diluted earnings per share;
●	Total revenues of $738.2 million, a 0.9% decrease, compared with $744.7 million in the prior-year period;
●	Operating revenues of $731.1 million, a 1.0% decrease from the prior-year period, reflecting lower premiums in the Managed Care segment;
●	Consolidated operating income of $28.3 million;
●	Consolidated loss ratio of 81.7%;
●	Medical loss ratio (MLR) of 82.4% and
●
The establishment of a $30.0 million Class B share repurchase program, under which 539,034 shares were repurchased during the quarter at an aggregate cost of $12.6 million and 322,000 shares were subsequently repurchased at an aggregate cost of $7.7 million.

“The impact of two major hurricanes on Puerto Rico within a two-week period during the quarter was a historic event with significant economic and social impact,” said Roberto Garcia-Rodriguez, President and Chief Executive Officer. “Seven weeks after María, basic infrastructure is not yet fully functional, with power generation at 42% of average, potable water at 83% of its capacity and telecommunications bandwidth still limited in many parts of the island. Despite the hardship, however, the residents of Puerto Rico have demonstrated tremendous resolve, working tirelessly to help their neighbors and communities recover. We are particularly grateful to our employees and business partners who made it possible for Triple-S to resume operations within days after María landed, our medical groups—many of whom are providing services despite challenging conditions—and the many volunteers who have crisscrossed the island by our side to reconnect patients with doctors.

Triple-S Management Corporation

“We have focused our efforts on ensuring the well-being of our employees, helping our providers resume operations, enabling access to healthcare services, and promptly processing property insurance claims to accelerate the rebuilding of our economy,” continued Mr. Garcia-Rodriguez. “Healthcare services are steadily returning to normal, although still somewhat tied to the recovery of Puerto Rico’s infrastructure. Over 87% of our primary medical groups are now operational, but utilization of healthcare services overall is below average, reflecting the general population’s continued focus on relief and recovery. It is still too early to tell how utilization patterns, the acceleration of outward migration, and reconstruction efforts will impact future results.

“Our third quarter was also characterized by ongoing improvement in our Managed Care operations, reflecting continued strides with our clinical and contracting initiatives. Capitation agreements in home health care, vision care, and durable medical equipment, as well as the re-contracting of our ESRD network, are yielding meaningful savings, and additional initiatives will be implemented as we enter 2018.

“Hurricanes Irma and María have, of course, caused an unusual quarter for our P&C segment as well, with a spike in claims in the quarter for property damage. Given the composition of our catastrophic coverage portfolio, current modeling estimates and our robust reinsurance program, however, we believe the financial impact of these storms has been fully recognized in the third quarter.

“As Puerto Rico concentrates on its recovery, our goal is to enhance its health and well-being through the development of value-based, integrated healthcare delivery models. Our multi-year transformation is on track, and we have both the management team and capital resources necessary to support this strategic agenda,” concluded Garcia-Rodriguez.

Selected Consolidated Quarterly Details

●
Consolidated premiums earned were $714.3 million, down 1.0% from the prior-year period. The decrease reflects lower premiums in the Managed Care business, primarily due to the impact of the Medicaid profit sharing accrual recorded in 2016, the suspension of the HIP fee pass-through and lower additional Medicare risk score revenue, partially offset by higher average premium rates in the segment’s Commercial and Medicaid businesses. With the Medicaid contract extension that became effective

July 1, 2017, the average premium rates for this business increased by approximately 9%. In addition, premiums earned were impacted by approximately $3.0 million of estimated reinsurance related costs, including estimates for catastrophe reinsurance reinstatement costs for the rest of the year.

●
Consolidated claims incurred were $583.6 million, down 7.2% year over year, mostly due to lower claims in the Managed Care segment and partially offset by an increase in claims in the Property and Casualty business. The decrease in Managed Care claims primarily reflects lower claims incurred across all businesses in the segment, mostly driven by favorable fluctuations in prior-period reserve developments in the Commercial and Medicare businesses, as well as by the estimated utilization decrease stemming from Hurricanes Irma and Maria. Estimated gross Property and Casualty losses related to Hurricanes Irma and Maria were $5.0 million and $613.0 million, respectively; however, after the application of reinsurance, the segment’s estimated net retained losses related to Hurricanes Irma and Maria were approximately $3.5 million and $10.5 million, respectively. At 81.7%, the consolidated loss ratio improved 550 basis points from the prior-year period.

●
Consolidated operating expenses decreased $4.2 million, while the operating expense ratio improved 40 basis points year over year, to 16.6%. The reduction in operating expenses reflects the $11.6 million decrease in the HIP fee due to the 2017 moratorium, partially offset by an increase in personnel costs, hurricane-related expenses, provision for doubtful accounts, and other general administrative expenses totaling approximately $7.3 million.

Triple-S Management Corporation

●	Consolidated other income increased $2.7 million in 2017, mostly due to a special distribution of $2.4 million, net of tax, received from the Puerto Rico Joint Underwriting Association.

●
Consolidated income tax expense was $11.8 million, an increase of $19.7 million from the prior-year period, primarily reflecting a significant increase in the Managed Care segment’s taxable income, which has a higher effective tax rate than other businesses.

●
As of September 30, 2017, the consolidated balance sheet reflects approximately $614 million within claim liabilities of unpaid estimated gross losses related to the aforementioned hurricanes, as well as $604 million within premiums and other receivables of catastrophe-related losses recoverable from the Property and Casualty reinsurance program.

Selected Managed Care Segment Quarterly Details

●	Managed Care premiums earned were $654.1 million, down 1.0% year over year.

o
Commercial premiums were down 3.6% when compared with the third quarter last year, to $198.9 million, resulting from lower fully-insured member month enrollment offset by higher average premium rates. Also contributing to the premium decline was the suspension of $3.6 million in HIP fee pass-throughs in 2017.

o
Medicare premiums of $264.3 million rose 3.5% year over year, largely reflecting an increase in member month enrollment of 24,000 lives, offset, in part, by a $6.1 million decline in additional risk score revenue adjustments and a reduction in Medicare reimbursement rates.

o
Medicaid premiums fell 4.3% from the prior-year period to $190.9 million. The decrease primarily reflects the 2.5% excess profit sharing accrual that increased last year’s premiums by $15.6 million, a membership decline, and $2.8 million associated with the 2017 HIP fee suspension; partially offset by the impact of the new rates that became effective July  2017, which increased average premiums by approximately 9%.

●
Managed Care MLR of 82.4% improved 810 basis points from the prior year, mostly reflecting the estimated decrease in utilization caused by Hurricanes Irma and Maria in September 2017 and favorable prior-period reserve developments. Excluding the impact of prior-period reserve developments, and moving the Medicare risk score revenue adjustments and other premium adjustments to the corresponding period, the Managed Care MLR would have been 83.8%, 260 basis points lower than the comparable metric a year ago. The estimated decrease in utilization related to the aforementioned hurricanes lowered the segment’s claims incurred and adjusted MLR by approximately $28 million and 430 basis points, respectively.

●
Managed Care operating expenses were $89.0 million, down $4.8 million, or 5.1%, year over year, primarily reflecting the HIP fee decrease, partially offset by an increase in personnel costs, hurricane-related expenses, provision for doubtful accounts and other general administrative expenses, as discussed above.

Triple-S Management Corporation

Consolidated Nine-Month Recap

For the nine months ended September 30, 2017, consolidated operating revenues decreased 2.2% year over year, to $2.2 billion, primarily reflecting a $52.8 million decline in Managed Care segment premiums. The premium decrease is mainly due to lower membership in the segment’s Medicaid and Commercial businesses, the impact of the suspension of the HIP fee pass through, and lower Medicare risk score adjustments. Consolidated claims for the nine-month period were $1.8 billion, down 3.3% over last year, mostly due to lower claims in the Managed Care segment offset by increased claims in the Property and Casualty segment. The decrease in Managed Care claims primarily reflects lower claims incurred in all of the segment’s businesses, driven by an enrollment decline in the segment’s Commercial and Medicaid businesses and the estimated decrease in utilization caused by the two hurricanes, as well as favorable fluctuations in the prior-period reserve developments in the Commercial and Medicare businesses.

The Property and Casualty segment’s estimated net retained losses related to Hurricanes Irma and Maria were approximately $3.5 million and $10.5 million, respectively, after the application of reinsurance. The consolidated loss ratio and MLR were down 90 basis points and 160 basis points, to 84.9% and 87.2%, respectively. Consolidated operating expenses for the nine months ended September 30, 2017 were
$348.8 million and the operating expense ratio was 16.2%. Adjusted net income for the nine-month period was $23.4 million, or $0.97 per diluted share, based on weighted average shares outstanding of 24.2 million, compared with a $0.2 million adjusted net loss, or $0.01 per diluted share, based on weighted average shares outstanding of 24.6 million, at the same time last year.

2017 Outlook

Triple-S has previously provided directional guidance for its Commercial and Medicare businesses and last quarter also provided directional guidance for its Government Health Plan (GHP), since the contract extension gives the Company more visibility into the outlook of that business. The directional guidance provided below was prepared considering the economic situation in Puerto Rico in the aftermath of Hurricanes Irma and Maria, as well as the expected impact in the Company’s Managed Care and Property and Casualty segments:

●
Commercial—expect full-year at-risk member month enrollment to be approximately 4.0 million, plus or minus 5%, reflecting some attrition as well as the addition of new groups. Full-year MLR is revised from a range of 83% to 85% to between 79% and 81%.

●	Medicare Advantage—anticipate full-year member month enrollment of about 1.5 million, plus or minus 5%. Full-year MLR is unchanged remaining between 90% and 92%.

●	GHP—expect member month enrollment of 4.6 million, plus or minus 5%. Full-year MLR is expected to be between 91% and 93%.

●	Full-year Life insurance and Property and Casualty premiums have been revised and are now expected to reach $160 million and $81 million, respectively, plus or minus 5%.

●	Full-year investment income is expected to be approximately $50 million and full-year administrative expenses are revised to a range of $468 million to $472 million.

Conference Call and Webcast

Management will host a conference call and webcast on November 9, 2017 at 9:00 a.m. Eastern Time to discuss its financial results for the three months and the nine months ended September 30, 2017. To participate, callers within the U.S. and Canada should dial 1-855-327-6837 and international callers should dial 1-631-891-4304 about five minutes before the call.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s website at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s website, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the website.

Triple-S Management Corporation

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 55 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks. It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

Non-GAAP Financial Measures

This earnings release presents information about the Company’s adjusted net income, which is a non-GAAP financial metric provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of adjusted net income to net income, the most comparable GAAP financial measure, is provided in the accompanying tables found at the end of this release.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

●	Trends in health care costs and utilization rates
●	Ability to secure sufficient premium rate increases
●	Competitor pricing below market trends of increasing costs
●	Re-estimates of policy and contract liabilities
●	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
●	Significant acquisitions or divestitures by major competitors
●	Introduction and use of new prescription drugs and technologies
●	A downgrade in the Company’s financial strength ratings
●	A downgrade in the Government of Puerto Rico’s debt
●	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies

Triple-S Management Corporation

●	Ability to contract with providers consistent with past practice
●	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
●	Ability to maintain Federal Employees, Medicare and Medicaid contracts
●	Volatility in the securities markets and investment losses and defaults
●	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

Triple-S Management Corporation

Earnings Release Schedules and Supplementary Information

Condensed Consolidated Balance Sheets	Exhibit I

Condensed Consolidated Statements of Earnings	Exhibit II

Condensed Consolidated Statements of Cash Flows	Exhibit III

Segment Performance Supplemental Information	Exhibit IV

Reconciliation of Non-GAAP Financial Measures	Exhibit V

Triple-S Management Corporation

Exhibit I

Condensed Consolidated Balance Sheets
(dollar amounts in thousands)
Unaudited

	September 30, 2017	December 31, 2016
Assets

Investments	$1,468,794	$1,433,392
Cash and cash equivalents	269,942	103,428
Premium and other receivables, net	930,972	286,365
Deferred policy acquisition costs and value of business acquired	201,467	194,787
Property and equipment, net	73,609	66,369
Other assets	142,008	134,658

Total assets	$3,086,792	$2,218,999

Liabilities and Stockholders' Equity

Policy liabilities and accruals	$1,835,042	$1,102,237
Accounts payable and accrued liabilities	322,150	219,191
Long-term borrowings	32,870	35,085

Total liabilities	2,190,062	1,356,513

Stockholders’ equity:
Common stock	23,902	24,272
Other stockholders’ equity	873,507	838,891

Total Triple-S Management Corporation stockholders’ equity	897,409	863,163

Non-controlling interest in consolidated subsidiary	(679)	(677)

Total stockholders’ equity	896,730	862,486

Total liabilities and stockholders’ equity	$3,086,792	$2,218,999

Triple-S Management Corporation

Exhibit II

Condensed Consolidated Statements of Earnings
(dollar amounts in thousands, except per share data)
Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Premiums earned, net	$714,325	$721,187	$2,139,489	$2,188,770
Administrative service fees	3,391	4,146	12,318	13,749
Net investment income	12,395	12,337	37,109	36,570
Other operating revenues	941	871	3,027	2,598

Total operating revenues	731,052	738,541	2,191,943	2,241,687

Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	-	-	-	(1,434)
Net realized gains, excluding other-than-temporary impairment losses on securities	3,753	5,376	8,143	8,388

Net realized investment gains on sale of securities	3,753	5,376	8,143	6,954

Other income, net	3,409	734	6,521	5,468

Total revenues	738,214	744,651	2,206,607	2,254,109

Benefits and expenses:
Claims incurred	583,625	629,169	1,815,785	1,877,950
Operating expenses	119,145	123,406	348,811	367,498

Total operating costs	702,770	752,575	2,164,596	2,245,448

Interest expense	1,709	1,893	5,116	5,729

Total benefits and expenses	704,479	754,468	2,169,712	2,251,177

Income (loss) before taxes	33,735	(9,817)	36,895	2,932

Income tax expense (benefit)	11,824	(7,873)	6,622	(2,457)

Net income (loss)	21,911	(1,944)	30,273	5,389

Less: Net loss attributable to the non-controlling interest	1	3	2	6

Net income (loss) attributable to Triple-S Management Corporation	$21,912	$(1,941)	$30,275	$5,395

Earnings per share attributable to Triple-S Management Corporation:

Basic net income (loss) per share	$0.91	$(0.08)	$1.25	$0.22
Diluted net income (loss) per share	$0.91	$(0.08)	$1.25	$0.22

Weighted average of common shares	24,142,192	24,386,076	24,177,344	24,534,647
Dilutive weighted average of common shares	24,208,022	24,386,076	24,231,708	24,605,279

Triple-S Management Corporation

Exhibit III

Condensed Consolidated Statements of Cash Flows
(dollar amounts in thousands)
Unaudited

	For the Nine Months Ended September 30,
	2017	2016

Net cash provided by operating activities	$191,849	$83,011

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	287,223	227,631
Fixed maturities matured/called	15,503	32,308
Equity securities sold	38,318	67,054
Securities held to maturity - fixed maturities matured/called	1,546	1,220
Acquisition of investments:
Securities available for sale:
Fixed maturities	(260,538)	(258,378)
Equity securities	(75,507)	(153,399)
Securities held to maturity - fixed maturities	(1,550)	(1,124)
Increase in other investments	(2,207)	(1,939)
Net change in policy loans	(696)	(471)
Net capital expenditures	(15,949)	(3,517)

Net cash used in investing activities	(13,857)	(90,615)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	8,371	(1,035)
Repayments of long-term borrowings	(2,028)	(1,230)
Repurchase and retirement of common stock	(12,553)	(21,371)
Proceeds from policyholder deposits	12,130	12,488
Surrender of policyholder deposits	(17,398)	(13,543)

Net cash used in financing activities	(11,478)	(24,691)

Net increase (decrease) in cash and cash equivalents	166,514	(32,295)

Cash and cash equivalents, beginning of period	103,428	197,818

Cash and cash equivalents, end of period	$269,942	$165,523

Triple-S Management Corporation

Exhibit IV

Segment Performance Supplemental Information

(Unaudited)	Three months ended September 30,				Nine months ended September 30,
(dollar amounts in millions)	2017	2016	Percentage Change		2017	2016	Percentage Change

Premiums earned, net:
Managed Care:
Commercial	$198.9	$206.3	(3.6%)		$607.4	$636.8	(4.6%)
Medicare	264.3	255.3	3.5%		788.5	789.4	(0.1%)
Medicaid	190.9	199.4	(4.3%)		560.3	582.8	(3.9%)
Total Managed Care	654.1	661.0	(1.0%)		1,956.2	2,009.0	(2.6%)
Life Insurance	40.9	38.9	5.1%		121.4	116.8	3.9%
Property and Casualty	19.9	22.0	(9.5%)		63.4	65.0	(2.5%)
Other	(0.6)	(0.7)	14.3%		(1.5)	(2.0)	25.0%
Consolidated premiums earned, net	$714.3	$721.2	(1.0%)		$2,139.5	$2,188.8	(2.3%)

Operating revenues (loss): [1]
Managed Care	$663.0	$669.8	(1.0%)		$1,984.6	$2,037.5	(2.6%)
Life Insurance	47.0	45.3	3.8%		139.9	135.5	3.2%
Property and Casualty	22.0	24.3	(9.5%)		69.6	71.6	(2.8%)
Other	(0.9)	(0.8)	(12.5%)		(2.2)	(2.9)	24.1%
Consolidated operating revenues	$731.1	$738.6	(1.0%)		$2,191.9	$2,241.7	(2.2%)

Operating income (loss): [2]
Managed Care	$34.8	$(22.0)	258.2%		$19.2	$(26.4)	172.7%
Life Insurance	4.5	4.2	7.1%		13.4	14.9	(10.1%)
Property and Casualty	(11.1)	4.0	(377.5%)		(5.2)	9.5	(154.7%)
Other	0.1	(0.2)	150.0%		(0.1)	(1.8)	94.4%
Consolidated operating income (loss)	$28.3	$(14.0)	(302.1%)		$27.3	$(3.8)	(818.4%)

Operating margin: [3]
Managed Care	5.2%	(3.3%)	850	bp	1.0%	(1.3%)	230	bp
Life Insurance	9.6%	9.3%	30	bp	9.6%	11.0%	-140	bp
Property and Casualty	(50.5%)	16.5%	-6,700	bp	(7.5%)	13.3%	-2,080	bp
Consolidated	3.9%	(1.9%)	580	bp	1.2%	(0.2%)	140	bp
Depreciation and amortization expense	$3.4	$3.3	3.0%		$9.8	$10.6	(7.5%)

1 Operating revenues include premiums earned, net, administrative service fees and net investment income.
2 Operating income or loss include operating revenues minus operating costs. Operating costs include claims incurred and operating expenses.
3 Operating margin is defined as operating income or loss divided by operating revenues.

Triple-S Management Corporation

Managed Care Additional Data	Three months ended September 30,		Nine months ended September 30,
(Unaudited)	2017	2016	2017	2016

Member months enrollment:
Commercial:
Fully-insured	994,409	1,039,842	3,009,252	3,199,546
Self-insured	495,616	534,653	1,504,283	1,617,900
Total Commercial	1,490,025	1,574,495	4,513,535	4,817,446
Medicare Advantage	368,102	344,167	1,095,086	1,059,702
Medicaid	1,138,162	1,205,792	3,480,525	3,634,029
Total member months	2,996,289	3,124,454	9,089,146	9,511,177

Claim liabilities (in millions)			$356.3	$349.1 *
Days claim payable			57	54 *

Premium PMPM:
Managed Care	$261.57	$255.23	$257.91	$254.52
Commercial	200.02	198.40	201.84	199.03
Medicare Advantage	718.01	741.79	720.03	744.93
Medicaid	167.73	165.37	160.98	160.37

Medical loss ratio:	82.4%	90.5%	87.2%	88.8%
Commercial	73.1%	87.4%	79.1%	86.4%
Medicare Advantage	83.3%	93.6%	89.3%	90.0%
Medicaid	91.0%	89.7%	92.9%	89.7%

Adjusted medical loss ratio: [1]	83.8%	86.4%	88.2%	88.6%
Commercial	75.7%	81.2%	80.0%	84.9%
Medicare Advantage	85.0%	87.5%	90.4%	90.4%
Medicaid	90.6%	90.1%	93.3%	90.1%

Operating expense ratio:
Consolidated	16.6%	17.0%	16.2%	16.7%
Managed Care	13.5%	14.1%	13.2%	13.8%

*Information provided as of December 31, 2016.

1 The adjusted medical loss ratio accounts for subsequent adjustments to estimates, such as prior-period reserve developments and Medicare premium adjustments, and presents them in the corresponding period.

Triple-S Management Corporation

Managed Care Membership by Segment	As of September 30,
	2017	2016
Members:
Commercial:
Fully-insured	328,777	344,311
Self-insured	163,721	177,683
Total Commercial	492,498	521,994
Medicare Advantage	123,194	113,950
Medicaid	379,199	402,358
Total members	994,891	1,038,302

Triple-S Management Corporation

Exhibit V

Reconciliation of Non-GAAP Financial Measures

	Adjusted Net Income (Loss)
(Unaudited)	Three months ended September 30,		Nine months ended September 30,
(dollar amounts in millions)	2017	2016	2017	2016
Net income (loss)	$21.9	$(1.9)	$30.3	$5.4
Less adjustments:
Net realized investment gains, net of tax	3.0	4.3	6.5	5.6
Private equity investment income, net of tax	0.2	0.1	0.4	-
Adjusted net income (loss)	$18.7	$(6.3)	$23.4	$(0.2)
Diluted adjusted net income (loss) per share	$0.77	$(0.26)	$0.97	$(0.01)

Adjusted net income is a non-GAAP financial metric and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management believes that the use of this adjusted net income and adjusted net income per share provides investors and management useful information about the earnings impact of realized investment gains and other non-recurring items impacting the Company’s results of operations. This non-GAAP metric does not consider all of the items associated with the Company’s operations as determined in accordance with GAAP. As a result, one should not consider these measures in isolation.

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